Exhibit 4.4

ADVANCED CELL TECHNOLOGY, INC.
WARRANT AGREEMENT

This Warrant Agreement certifies that Gunnar Engstrom (the “Holder”), is the owner of 100,000 warrants (subject to adjustment as provided herein), each of which represent the right to subscribe for and purchase from A.C.T. Holdings, Inc., a Nevada corporation (the “Company”), one share of the Company’s common stock, $.001 par value, (such common stock, including any stock into which it may be changed, reclassified or converted, is herein referred to as the “Common Stock”) (“Warrants”) at the purchase price of $0.25 per share (subject to adjustment as provided herein) (the “Exercise Price”).

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 FROM REGISTRATION AS AMENDED (“ACT”), AND HAVE BEEN ISSUED IN RELIANCE UPON THE EXEMPTION, SPECIFIED IN SECTION 4(2) OF THE ACT AND RULE 506 OF REGULATION D PROMULGATED PURSUANT THERETO. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT UPON DELIVERY TO THE COMPANY AND ITS TRANSFER AGENT OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT THAT SUCH REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER; OR THE SUBMISSION TO THE COMPANY OR ITS TRANSFER AGENT OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE ACT, APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED PURSUANT THERETO.

The Warrants are subject to the following provisions, terms and conditions:

1. EXERCISE OF WARRANTS

Exercise of Warrants. The Warrants may be exercised by the Holder, in whole or in part (but not as to a fractional share of Common Stock), by surrender of this Warrant Agreement at the principal office of the Company located at 381 Plantation Street, Worcester, MA 01605 (or such other office or agency of the Company as may be designated by notice in writing to the Holder at the address of such Holder appearing on the books and records of the Company), with the appropriate form attached hereto duly exercised, at any time within the period of April 1, 2005 through April 1, 2010 (the “Exercise Period”) and by payment to the Company by certified check or bank draft of the purchase price for such shares of the Common Stock or an election to exercise the warrants on a cashless basis. The Company agrees that the shares of Common Stock so purchased shall be deemed to be issued to the Holder as the record owner of such shares of Common Stock as of the close of business on the date on which the Warrant Agreement shall have been surrendered and payment made for such shares of Common Stock or the cashless exercise option is duly exercised. Certificates representing the shares of Common Stock so purchased shall be delivered to the Holder promptly and in no event later than ten(10) days after the Warrants shall have been so exercised. The Company shall be responsible for any damages caused as a direct result of a failure to deliver certificates on a timely basis.

This Warrant Agreement is entered into pursuant to that certain Settlement Agreement dated as of January 28, 2005, by and among the Company and the Holder, and is subject to the provisions thereof.

2. ADJUSTMENTS AND NOTICES

A. Adjustments. The Exercise Price and the number of shares of Common Stock issuable upon exercise of each Warrant shall be subject to adjustment from time to time, as follows:

(1) Stock Dividends; Stock Splits; Reverse Stock Splits; and Reclassifications. In the event that the Company shall (a) pay a dividend with respect to its capital stock in shares of Common Stock, (b) subdivide its issued and outstanding shares of Common Stock, (c) combine its issued and outstanding shares of common stock into a smaller number of shares of any class of Common Stock or (d) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a merger, consolidation or other business combination in which the Company is the continuing corporation) (any one of which actions is herein referred to as an “Adjustment Event”), the number of shares of Common Stock purchasable upon exercise of each Warrant immediately prior to the record date for such Adjustment Event shall be adjusted so that the Holder shall thereafter be entitled to receive the number of shares of Common Stock or other securities of the Company (such other securities thereafter enjoying the rights of shares of Common Stock pursuant to this Warrant Agreement) that such Holder would have owned or have been entitled to receive after the happening of such Adjustment Event, had such Warrant been exercised immediately prior to the happening of such Adjustment Event or any record date with respect thereto. An adjustment made pursuant to this Section 2A(1) shall become effective immediately after the effective date of such Adjustment Event retroactive to the record date, if any, for such Adjustment Event.

(2) Adjustment of Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of each Warrant is adjusted pursuant to Section 2A(1) of this Warrant Agreement, the Exercise Price for each share of Common Stock payable upon exercise of each Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of each Warrant immediately prior to such adjustment, and the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

(3) De Minimis Adjustments. No adjustment in the number of shares of Common Stock purchasable pursuant to this Warrant Agreement shall be required, unless such adjustment would require an increase or decease of at least one percent (1%) in the number of shares of Common Stock purchasable upon an exercise of each Warrant; provided, however, that any adjustments which by reason of this Section 2A(3) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest full share.

B. Notice of Adjustment. Whenever the number of shares of Common Stock purchasable upon the exercise of each Warrant or the Exercise Price is adjusted, as herein provided, the Company shall promptly notify the Holder in writing (such writing referred to as an “Adjustment Notice”) of such adjustment or adjustments and shall deliver to the Holder a certificate of a firm of independent public accountants selected by the Board of Directors of the Company (who may be the regular accountants employed by the Company) or of the Independent Financial Expert, if any, which makes a determination of Current Market Value with respect to any such adjustment setting forth the number of shares of Common Stock purchasable upon the exercise of each Warrant and the Exercise Price after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

C. Amendment of Warrant Agreement. This Warrant Agreement may not be changed because of any change in the Exercise Price or in the number of shares of Common Stock purchasable upon the exercise of a Warrant. The Company may at the time in the Company’s sole discretion make any change in the form of a warrant agreement that the Company may deem appropriate and that does not affect the substance thereof and any warrant agreement thereafter issued, whether in exchange or substitution for any outstanding warrant agreement or otherwise, may be in the form so changed.

D. Notice to Holder of Record Date, Dissolution, Liquidation or Winding Up. The Company shall cause to be mailed (by first class mail, postage prepaid) to the Holder notice of the record date for any dividend, distribution or payment, in cash or in kind (including, without limitation, evidence of indebtedness and assets), with respect to shares of Common Stock at least twenty (20) calendar days before any such date. In the event that at any time after the date hereof, there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then the Company shall cause to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s address as shown on the books of the Company, at the earliest practicable time (and, in any event, not less than twenty (20) calendar days before any date set for definitive action), notice of the date on which such dissolution, liquidation or winding up shall take place, as the case may be. The notices referred to above shall also specify the date as of which the holders of the shares of Common Stock of record or other securities underlying the Warrants shall be entitled to receive such dividend, money or the property deliverable upon such dissolution, liquidation or winding up, as the case may be (the “Entitlement Date”). In the case of a distribution of evidence of indebtedness or assets (other than in dissolution, liquidation or winding up), if the Holder elects to exercise the Warrants in accordance with Section 1 of this Warrant Agreement and become a holder of the Common Stock on the Entitlement Date, the Holder shall thereafter receive the evidence of indebtedness or assets distributed in respect of shares of Common Stock.

E. Fractional Interest. The Company shall not be required to issue fractional shares of Common Stock on the exercise of the Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full shares of Common Stock which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of whole shares of Common Stock purchasable on exercise of the Warrants so presented. If any fraction of a share of Common Stock would, except for the provisions of this Section 2E be issuable on the exercise of the Warrants (or specified proportion thereof), the Company shall pay an amount in cash calculated by it to be equal to the then fair value of one share of Common Stock, based upon the average closing price of the Common Stock on the OTC Bulletin Board (or other exchange if the Common Stock becomes listed on an exchange) for the thirty (30) days preceding the date of determination, multiplied by such fraction computed to the nearest whole cent.

3. RESERVATION AND AUTHORIZATION OF COMMON STOCK

The Company covenants and agrees (a) that all shares of Common Stock which may be issued upon the exercise of the Warrants will, upon issuance, be validly issued, fully paid and nonassessable and free of all insurance or transfer taxes, liens and charges with respect to the issue thereof; (b) that during the Exercise Period, the Company will at all times have authorized, and reserved for the purpose of issue or transfer upon exercise of the Warrants, sufficient shares of Common Stock to provide for the exercise of the Warrants, and (c) that the Company will take all such action as may be necessary to ensure that the shares of Common Stock issuable upon the exercise of the Warrants may be so issued without violation of any applicable law or regulation, or any requirements of any domestic securities exchange upon which any capital stock of the Company may be listed; provided, however, that nothing contained herein shall impose upon the Company any obligation to register the Warrants or the Common Stock pursuant applicable securities laws. In the event that any securities of the Company, other than the Common Stock, are issuable upon exercise of the Warrants, the Company will take or refrain from taking any action referred to in clauses (a) through (c) of this Section 3 as though such clauses applied, mutatis mutandis, to such other securities then issuable upon the exercise the Warrants.

4. NO VOTING RIGHTS

This Warrant Agreement shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

5. CALL OF WARRANTS BY THE COMPANY

The Company shall have the right to force the purchase, at the Exercise Price, of any or all Warrants on or after the date (the “Call Date”) on which: (i) the price (“price” shall be determined by taking the average between the bid and ask prices over the preceding 30 day period) of the Company’s common stock as reported on the Over the Counter Bulletin Board, or other nationally recognized exchange, as the case may be, equals or exceeds $3.17 per share; and (ii) the average trading volume of the Company’s common stock on the Over the Counter Bulletin Board or other nationally recognized exchange, as the case may be, equals or exceeds 20,000 shares per day over the previous 30 day period, (collectively, the “Conditions to Call”). Should the Company determine that the Conditions to Call have been satisfied, the Company shall provide the Holder with written notice of its intent to call the warrants. The Holder shall have ten (10) days from the date appearing on such notice to exercise the Warrants as specified herein and tender the Exercise Price to the Company. If the Holder fails to exercise the warrants within the specified period, all Warrants issued in the name of Holder shall, without any other action by the Company, terminate.

6. EXERCISE OR TRANSFER OF WARRANTS OR COMMON STOCK

The Holder agrees to be obligated by any and all provisions with respect to any and all limitations, including limitations imposed by the Securities Act of 1933, as amended, regarding the Warrants and the shares of Common Stock or other securities issuable upon exercise of the Warrants. The Holder acknowledges and agrees that he or she is aware that there are substantial restrictions on the transferability of the Warrants and the shares of Common Stock or other securities issuable upon exercise of the Warrants. The undersigned also acknowledges and 5 agrees that he or she shall be responsible for compliance with all conditions on transfer imposed by a Securities Administrator of any state, province or territory and for any expenses incurred by the Company for legal and accounting services in connection with reviewing such a proposed transfer and issuing opinions in connection therewith.

7. PIGGY-BACK REGISTRATION RIGHTS

Subject to the exceptions specified in this Section 7, in the event that the Company decides to file a registration statement with the Securities and Exchange Commission (“Commission”) pursuant to the 1933 Act, the Company shall use its best efforts to include in that registration statement, for registration, all or any portion of the common stock issuable upon exercise of these Warrants. The Company agrees to use its best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and the prospectus used in connection with such registration statement necessary to comply with the provisions of the 1933 Act and to cause such registration statement to become effective. The Company shall pay all expenses and fees incurred by Holder in registering all or any portion of the shares issuable upon exercise of these Warrants. The exceptions to the piggy-back registration rights granted herein (i.e., Holder will not have the right to request that the Company register the common stock underlying the Warrants) are as follows: (i) the registration statement filed by the Company is related or a condition to a secondary offering conducted by the Company; or (ii) the registration statement filed by the Company seeks to register stock whose aggregate value (exclusive of the common stock issuable upon exercise of the Warrants) is less than Ten Million Dollars ($10,000,000). Provided, however, that the foregoing exceptions shall not apply in the event any shares of common stock (or shares of common stock underlying warrants or options issued by the Company) held by directors, officers or reporting persons under Section 16 of the Securities Exchange Act of 1934, as amended, are registered in any such offering.

8. MERGERS, CONSOLIDATIONS, ETC.

Except as may otherwise be provided, if the Company shall merge or consolidate with another corporation, the Holder shall thereafter have the right, upon exercise of the rights specified in this Warrant Agreement and payment of the Exercise Price, to receive solely the kind and amount of shares of stock (including, if applicable, Common Stock), other securities, property or cash or any combination thereof receivable by a holder of the number of shares of Common Stock for which this Warrant Agreement might have been exercised immediately prior to such merger or consolidation (assuming, if applicable, that the holder of such Common Stock failed to exercise its rights of election, if any, as to the kind or amount of shares of stock, other securities, property or cash or combination thereof receivable upon such merger or consolidation). B. In case of any reclassification or change of the shares of Common Stock issuable upon exercise of (other than elimination or par value, a change in par value, or from par value to no par value, or as the result of a subdivision or combination of shares (which is provided for elsewhere herein), but including any reclassification of the shares of Common stock into two (2) or more classes or series of shares) or in case of any merger or consolidation of another corporation into the Company in which the Company is the surviving corporation and in which there is a reclassification or change of the shares of Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination (which is provided for elsewhere herein), but including any reclassification of the shares of Common Stock, the Holder Shall thereafter have the right, upon exercise hereof and payment of the Exercise Price, to receive solely the kind and amount of shares of stock (including, if applicable, Common Stock), other securities, property or cash or any combination thereof receivable upon such reclassification, change, merger or consolidation by a holder of the number of shares of Common Stock for which the rights specified in this Warrant Agreement might have been exercised immediately prior to such reclassification, change, merger or consolidation (assuming, if applicable, that the holder of such Common Stock failed to exercise its rights of election, if any, as to the kind or amount of shares of stock, other securities, property or cash or combination thereof receivable upon such reclassification, change, merger or consolidation).

10. RIGHTS AND OBLIGATIONS SURVIVE EXERCISE OF WARRANTS

The rights and obligations of the Company, of the Holder, and of the holders of shares of Common Stock or other securities issued upon exercise of the Warrants, specified in this Warrant Agreement shall survive the exercise of the Warrants.

Dated: November 30, 2004

COMPANY

A.C.T. HOLDINGS, INC., a Nevada corporation

By:	/s/ William M. Caldwell, IV
William M. Caldwell, IV
Its Chief Executive Officer

HOLDER

/s/ Gunnar Engstrom
Gunnar Engstrom